Exhibit 99.1

XO Group Reports Second Quarter 2011 Financial Results

—Local Online Advertising Accelerates, Up 19% Year over Year—

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 87850231)

NEW YORK--(BUSINESS WIRE)--August 4, 2011--XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), formerly The Knot, Inc., the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the second quarter ended June 30, 2011.

Second Quarter Summary Results

Total revenue for the quarter was $34.7 million, up 14% compared to the second quarter of 2010. The results were again led by online advertising as local online advertising grew 19% and national online advertising increased 16% compared to the second quarter last year. The increase in both national and local online advertising was boosted by 32% growth in publishing and other as our magazines again saw a strong response from advertisers, at both the local and national levels. These gains were partially offset by the declines in merchandise revenue from the sale of wedding and baby supplies, due to changes in the search engine optimization (SEO) landscape.

For the quarter ended June 30, 2011, the Company’s operating profit was $5.0 million compared with an operating profit of $2.3 million in the second quarter of 2010, an increase of $2.7 million mainly due to the increased revenue. The net income for the quarter was $2.9 million and $0.10 per diluted share, compared to a net income of $1.2 million and $0.03 per diluted share last year in the second quarter.

The Company’s balance sheet reflects cash and cash equivalents of $94.7 million, down $6.3 million from $101.0 million at March 31, 2011, primarily due to the repurchase of an additional 0.9 million shares of common stock during the quarter.

“We have hit several milestones, including our 15 year anniversary, a corporate name change, listing on the New York Stock Exchange and our first partnership in China,” said David Liu, Chief Executive Officer. “Our advertising businesses – local and national, publishing and online – have strong momentum half-way through the year and our other businesses, registry and e-commerce, are showing early signs of improvement after a difficult year.”

Recent Developments

  National online advertising benefitted from strong demand in the second quarter and had success with newer, non-endemic accounts as well as with traditional bridal clients. The best categories for national online advertising this quarter were retail and consumer packaged goods.
  Local advertising growth continued in the second quarter with ongoing improvements on all metrics and across geographies. The Knot had nearly 20,000 vendors at the close of the second quarter and the churn rate was reduced to 29.8% from 31.5% at March 31, 2011. Also, the average annual revenue per vendor was up slightly in the second quarter to approximately $2,200 from approximately $2,150 at the end of the first quarter.
  The registry services business saw improvement in the second quarter as the unfavorable comparisons from the transition in the Macy’s relationship began to ease at the end of April. The Company continues to work on adding new partners and affiliate deals, and added two new retail partners to Gift Registry 360 in the quarter, Michael C. Fina and Kohl’s.
  Although merchandise revenue from the sale of wedding and baby supplies declined by 4% compared to the prior year quarter, the year-over-year comparisons showed a slight improvement after last quarter’s year-over-year decline in revenue of 18%. Improved conversion rates and a response to scheduled promotions were offset by changes in the SEO environment which negatively affected traffic to certain of our e-commerce sites.
  In the second quarter, XO Group repurchased 886,574 shares of its stock in the open market for an aggregate purchase price of $8.8 million, representing 3.0% of shares outstanding at the end of the first quarter. Previously, on February 28, 2011, XO Group had repurchased all shares in the Company owned by Macy’s, Inc. totaling 3,671,526 shares, for an aggregate purchase price of $37.7 million representing approximately 10.7% of the shares outstanding at that time.
  The Company introduced a new corporate name in the second quarter: XO Group Inc. The new name highlights the Company’s dedication to serving its audience across all lifestages, from weddings and nesting to first-time parenthood. In conjunction with this name change, the Company transferred its stock listing to the New York Stock Exchange from Nasdaq on June 28 and changed its ticker symbol to XOXO.
  Last month, the company announced an exclusive partnership with SINA Corporation to provide a “Weddings” channel on Sina.com via Ijie.com, XO Group’s Chinese language wedding and lifestages resource. This partnership is XO Group’s first in China.

Second Quarter and Year-to-Date 2011 Financial Highlights

“We continue to be encouraged by the sustained acceleration in our local business and another quarter of strong results from our national advertising team. The strength in these high-margin businesses coupled with the expected completion of our accretive repurchase program this quarter position XO Group to execute on profitable growth in the second half of 2011 and beyond,” said Chief Financial Officer John Mueller.

  For the second quarter ended June 30, 2011, XO Group reported revenue of $34.7 million, up 14% compared to revenue in the second quarter of 2010. Net income for the second quarter was $2.9 million, or $0.10 per diluted share, as compared with net income of $1.2 million, or $0.03 per diluted share, for the second quarter ended June 30, 2010.
  For the six months ended June 30, 2011, XO Group reported revenue of $62.3 million and net income of $2.2 million or $0.07 per diluted share. This compares to revenue of $58.1 million and net income of $1.0 million or $0.03 per diluted share in the first half of 2010. Revenue growth in the first half of 2011 was 7% compared to the same period in 2010, while net income more than doubled (up 112%) in the first six months of this year compared to the first half of 2010.
  National online revenue was $7.1 million for the three months ended June 30, 2011, growing 16% over the $6.1 million in revenue recorded for the corresponding period in 2010. National online revenue was $13.7 million for the six months ended June 30, 2011, up 17% compared to $11.7 million for the corresponding period in 2010.
  Local online revenue was $10.6 million for the quarter ended June 30, 2011, growing 19% over the $8.8 million in revenue recorded for the second quarter of 2010. Local online revenue was $20.7 million for the six months ended June 30, 2010, up 17% compared to $17.7 million for the corresponding period in 2010.
  Merchandise revenue from the sale of wedding and baby supplies was $8.1 million and $13.8 million for the three and six months ended June 30, 2011, respectively, as compared to $8.4 million and $15.4 million for the corresponding periods in 2010. Revenue declined 4% in the second quarter 2011, and 10% for the first half of the year.
  Registry commissions revenue was $2.1 million in the second quarter of 2011, compared with $2.0 million in the same period in 2010. Year-to-date registry revenues were $3.2 million, compared with $3.7 million in 2010. The first four months of 2010 included business with Macy’s under the old “hosted” agreement prior to the transition to the new affiliate type commission agreement.
  Gross profit for the second quarter of 2011 was $27.0 million, up 15% year over year, as margins approximated 78% for the three months ended June 30, 2011, compared with 77% for the corresponding period in 2010. In the six months ended June 30, 2011, gross profit margins approximated 79%, compared to 78% in the corresponding period in 2010.
  Operating expense was $21.9 million and $45.3 million for the three and six months ended June 30, 2011, respectively, compared with $21.2 million and $43.0 million for the corresponding period in 2010. The increase in operating expense was due to increased headcount and incremental expenses associated with our software development activities and media operations in China, as well as increased headcount in the sales organization. We also had expenses associated with our e-commerce technology upgrade.

  Stock-based compensation expense was $1.3 million and $2.8 million for the three and six months ended June 30, 2011, respectively, as compared to $1.0 million and $2.1 million for the corresponding periods in 2010.
  Net cash provided by operating activities was $6.5 million for the six months ended June 30, 2011, while capital expenditures amounted to $1.1 million for the same period.

Conference Call and Replay Information

XO Group Inc., formerly The Knot, Inc., will host a conference call with investors at 4:30 p.m. ET on August 4, 2011, to discuss its second quarter 2011 financial results. Participants should dial (866) 430-3457, Reference #87850231 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group’s website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #87850231.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com), formerly The Knot, Inc., is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

XO Group Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$17,653	$14,981
Registry services	2,100	1,957
Merchandise	8,097	8,439
Publishing and other	6,869	5,192
Total net revenue	34,719	30,569
Cost of revenue	7,764	7,126

Gross profit	26,955	23,443

Operating expenses:
Product and content development	6,304	5,651
Sales and marketing	9,659	8,679
General and administrative	4,712	5,635
Depreciation and amortization	1,243	1,211
Total operating expenses	21,918	21,176

Income from operations	5,037	2,267

Loss in equity interest	(136)	(97)
Interest and other income, net	94	3

Income before income taxes	4,995	2,173
Provision for income taxes	2,079	1,021

Net income	$2,916	$1,152

Basic earnings per share	$0.10	$0.04
Diluted earnings per share	$0.10	$0.03

Weighted average number of common shares outstanding:
Basic	29,495,264	32,609,641
Diluted	30,160,605	33,565,459

XO Group Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Six months ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$34,422	$29,445
Registry services	3,229	3,655
Merchandise	13,803	15,360
Publishing and other	10,809	9,612
Total net revenue	62,263	58,072
Cost of revenue	13,020	12,963

Gross profit	49,243	45,109

Operating expenses:
Product and content development	12,835	11,252
Sales and marketing	20,163	17,842
General and administrative	9,815	11,184
Depreciation and amortization	2,525	2,740
Total operating expenses	45,338	43,018

Income from operations	3,905	2,091

Loss in equity interest	(240)	(212)
Interest and other income, net	93	85

Income before income taxes	3,758	1,964
Provision for income taxes	1,547	923

Net income	$2,211	$1,041

Basic earnings per share	$0.07	$0.03
Diluted earnings per share	$0.07	$0.03

Weighted average number of common shares outstanding:
Basic	30,667,415	32,486,264
Diluted	31,385,235	33,560,938

XO Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$94,740	$139,586
Accounts receivable, net	14,306	11,219
Inventories	4,205	3,735
Deferred production and marketing costs	959	1,059
Deferred tax assets, current portion	2,661	2,660
Other current assets	4,354	5,268
Total current assets	121,225	163,527

Long-term restricted cash	2,597	-
Property and equipment, net	4,943	5,642
Intangible assets, net	7,915	8,609
Goodwill	37,750	37,750
Deferred tax assets	18,780	18,775
Other assets	662	936
Total assets	$193,872	$235,239

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,040	$10,389
Deferred revenue	12,475	11,291
Total current liabilities	22,515	21,680
Deferred tax liabilities	3,091	3,088
Other liabilities	343	95
Total liabilities	25,949	24,863

Stockholders’ equity:
Common stock	306	343
Additional paid-in-capital	187,502	214,050
Accumulated deficit	(19,885)	(4,017)
Total stockholders’ equity	167,923	210,376
Total liabilities and stockholders’ equity	$193,872	$235,239

CONTACT:
XO Group Inc.
Malindi Davies, 212-219-8555 x1322
Investor Relations Manager
IR@xogrp.com